CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Money Market Fund and John Hancock U.S. Government Cash Reserve in the John Hancock Money Market Funds' Prospectus and "Independent Auditors" in the John Hancock Money Market Fund Class A, Class B and Class C Shares Statement of Additional Information and the John Hancock U.S. Government Cash Reserve Statement of Additional Information and to the
incorporation by reference in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A No. 2-50931) of our reports dated May 1, 1998 on the financial statements and financial highlights of John Hancock Money Market Fund and John Hancock U.S. Government Cash Reserve.



                                                     /s/ERNST & YOUNG LLP
                                                     ERNST & YOUNG LLP


Boston, Massachusetts
July 21, 1998